ETF Opportunities Trust 485BPOS

Exhibit 99(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 30, 2023, relating to the financial statements and financial highlights of Formidable ETF and Formidable Fortress ETF, each a series of ETF Opportunities Trust, for the year ended March 31, 2023, and to the references to our firm in this Registration Statement on Form N-1A of Formidable Dividend and Income ETF, a series of ETF Opportunities Truist, under the headings “Fund Service Providers“ and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Information” in the Statement of Additional Information.

COHEN & COMPANY, LTD.
Cleveland, Ohio
July 26, 2023

COHEN & COMPANY, LTD.

800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board